Exhibit 99.1

         ABATIX CORP. REPORTS OPERATING RESULTS FOR SECOND QUARTER 2006

     DALLAS, Aug. 8 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $16,956,000 for the second quarter of 2006 increased 6% from net sales of $16,028,000 in 2005 and net earnings of $384,000 or $.22 per share for the second quarter of 2006 compared to net earnings of $350,000 or $.20 per share in 2005. Sales in the first six months of 2006 of $33,562,000 increased 9% from 2005 net sales of $30,754,000 and net earnings of $604,000 or $.35 per share for the first six months of 2006 compared to net earnings of $548,000 or $.32 per share in 2005. The increase in sales for 2006 is primarily attributable to sales in the construction, industrial safety and environmental markets as the U.S. economy remains strong. The earnings for both the second quarter and first six months include a change in an accounting estimate related to health care costs. Based on improved data, the Company reduced its liability for health care costs in June 2006, increasing net earnings by approximately $81,000, net of tax of $53,000. In addition to health care costs, the net earnings were positively impacted by higher gross profits, lower bad debt expense and lower legal fees. The net earnings were negatively impacted by higher labor costs related to the increased volume, higher freight costs caused by increased volume and fuel costs, higher rent primarily related to the temporary facility and our Dallas operations, costs related to our Sarbanes-Oxley compliance work and higher interest expense.

     Mr. Terry Shaver, CEO, stated, "As the economy continues to grow or remain stable, we should continue to see strength and opportunity for growth in our markets. In addition to top line growth, we also continue to focus on streamlining our operations and controlling costs. Although there are several factors that will affect our cost structure in the second half of this year, most of these factors provide the platform for continued growth beyond 2006."

     Mr. Shaver continued, "As part of our long-term growth strategy, we will be opening a new facility in Jacksonville, Florida in August. Although this facility is not expected to be profitable this year, we are excited about our ability to service the customers in the Southeastern United States on a permanent basis. Additionally, we moved our Dallas operations, including our corporate office and the operations of our wholly-owned subsidiary, to a new facility in July 2006. While there are significant costs related to a move, including, but not limited to, upgrade of office equipment, new material handling equipment, and moving expenses, this new facility provides us the room to grow and to make certain productivity improvements in our warehouse operations. Finally, the revenue stream in Louisiana does not support the costs of maintaining our facility. Therefore, we are not renewing the lease for our temporary facility that expires in early September. We currently estimate the costs related to closing that facility will not exceed approximately $50,000. These costs will be expensed in the third quarter 2006."

     This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of ABATIX CORP. Such statements involve a number of risks and uncertainties including, without limitation, the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company's products and the import of such products; market acceptance of new products; existence or development of competitive products that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; efforts to control and/or reduce costs; fluctuations in oil prices; or the Company's success in the process of management's assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002. We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

     ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries. The Company currently has eight distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington, in Las Vegas, Nevada and in Jacksonville, Florida. These distribution centers serve customers throughout the Southeast, Southwest, Midwest, Pacific Coast, Alaska and Hawaii. More information about the Company can be found on the Abatix web site at http://www.abatix.com and on the IESI website at http://www.buy-iesi.com.

                                  ABATIX CORP.
                         SELECTED FINANCIAL INFORMATION
                                   (Unaudited)

                              Three Months Ended               Six Months Ended
                                   June 30,                        June 30,
                         ----------------------------    ----------------------------
                             2006            2005            2006            2005
                         ------------    ------------    ------------    ------------
Net sales                $ 16,955,806    $ 16,027,711    $ 33,562,136    $ 30,754,476
Cost of sales             (12,056,394)    (11,638,261)    (24,023,361)    (22,223,281)
    Gross profit            4,899,412       4,389,450       9,538,775       8,531,195
Selling, general
 and administrative
 expenses                  (4,125,112)     (3,739,536)     (8,277,997)     (7,492,249)
    Operating profit          774,300         649,914       1,260,778       1,038,946
Other expense, net           (136,115)        (74,649)       (261,831)       (135,165)
    Earnings before
     income taxes             638,185         575,265         998,947         903,781
Income tax expense           (254,223)       (225,552)       (394,988)       (355,753)
    Net earnings         $    383,962    $    349,713    $    603,959    $    548,028

Basic and diluted
 earnings per share      $        .22    $        .20    $        .35    $        .32

Basic and diluted
 weighted average
 shares outstanding         1,711,148       1,711,148       1,711,148       1,711,148

                                        As of:
                              ---------------------------
                                June 30,     December 31,
                                  2006           2005
                              ------------   ------------
Current assets                $ 22,483,379   $ 24,965,759
Total assets                  $ 24,059,089   $ 26,431,723
Current liabilities           $ 12,381,099   $ 15,347,550
Total liabilities             $ 12,404,654   $ 15,381,247
Total stockholders' equity    $ 11,654,435   $ 11,050,476

SOURCE  ABATIX CORP.
    -0-                             08/08/2006
    /CONTACT:  Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X, or
+1-888-222-8499, or fcinatl@abatix.com /
    /Web site:  http://www.abatix.com
                http://www.buy-iesi.com